Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-144435) of Michaels Stores, Inc. and in the related Prospectus of our reports dated April 1, 2009, with respect to the consolidated financial statements of Michaels Stores, Inc., and the effectiveness of internal control over financial reporting of Michaels Stores, Inc., included in this Annual Report (Form 10-K) for the year ended January 31, 2009.

/s/ Ernst & Young LLP

Dallas, Texas

April 1, 2009